Exhibit 99.1

                                    ALFACELL
                                   CORPORATION

FOR IMMEDIATE RELEASE:

Contact:

Alfacell Corporation                                 Financial Inquiries:
Andrew P. Savadelis CFO                              RJ Falkner & Company, Inc.
(973) 748-8082                                       Investor Relations Counsel
info@alfacell.com                                    (800) 377-9893
                                                     info@rjfalkner.com

                ALFACELL CLOSES $10 MILLION IN PRIVATE PLACEMENT

Bloomfield, NJ (May 12, 2004) - ALFACELL Corporation (OTCCBB: ACEL.OB) announced today that it has completed a private placement of $10.0 million of common stock and common stock purchase warrants with an existing institutional investor. Pursuant to the agreement, the investor purchased approximately 1.2 million shares of common stock at $8.26 per share and five year warrants to purchase approximately 1.2 million shares at an exercise price of $12.39 per share. If the warrants are exercised the Company will realize an additional $15.0 million in proceeds. Alfacell paid a 5% placement fee to an agent as part of this transaction.

The proceeds of the private placement will be used to obtain marketing registrations of ONCONASE(R) for malignant mesothelioma in the United States and Europe, and for general corporate purposes.

The securities sold in the private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Alfacell

Alfacell Corporation is a leader in the research and development of ribonucleases for anti-cancer and other therapeutic applications.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors


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that would cause or contribute to such differences include, but are not limited to, uncertainties involved in transitioning from concept to product, uncertainties involving the ability of the Company to finance research and development activities, potential challenges to or violations of patents, uncertainties regarding the outcome of clinical trials, the Company's ability to secure necessary approvals from regulatory agencies, dependence upon third-party vendors, and other risks discussed in the Company's periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

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